EXHIBIT 99.1

Palatin Technologies to Host Key Opinion Leader Webinar

–         Review of Phase 3 PL9643 Data for Dry Eye Disease

–         Data demonstrates PL9643 positive effects on signs and symptoms of dry eye disease

–         Webinar to take place on Monday, May 8, 2023 at 11:00 AM ET

CRANBURY, N.J., May 1, 2023 /PRNewswire/ – Palatin Technologies, Inc. (NYSE American: PTN), a biopharmaceutical company developing first-in-class medicines based on molecules that modulate the activity of the melanocortin receptor system, today announced it will host a key opinion leader (KOL) webinar on May 8, 2023 at 11:00 a.m. ET.

The webinar will be moderated by Carl Spana, Ph.D., President & CEO of Palatin, and feature Bruce C. Stouch, Ph.D. (Philadelphia College of Osteopathic Medicine) and George Ousler, M.S. (Senior Vice President of Anterior Segment, Ora). Dr. Stouch and Mr. Ousler will present positive data from the PL9643 Phase 3 MELODY-1 trial analysis of the Lead-In population which was recently presented at the Association of Research in Vision and Ophthalmology 2023 Annual Conference in New Orleans. The PL9643 Melody-1 Phase 3 clinical study is continuing patient enrollment, with final data expected in the second half of 2023.

Michael B. Raizman, M.D., practicing ophthalmologist and CMO of Palatin, will discuss the unmet medical need and current treatment landscape for patients suffering from dry eye disease (DED) and Palatin’s potential treatment solution with its PL9643 topical eye drops.

The KOL presentation will be followed by a question-and-answer session with Dr. Stouch, Mr. Ousler, Dr. Raizman and Palatin senior management. To register for the webinar and participate in the webcast, please go to Palatin’s website at www.palatin.com or click here.

About Dry Eye Disease (DED)

Dry eye disease is a common inflammatory disease that, left untreated, can become extremely painful and lead to permanent damage to the cornea and vision. DED affects the cornea and conjunctiva of the eye resulting in irritation, redness, pain, and blurred vision. It is estimated to affect over 20 million people in the United States. The disease is characterized by insufficient moisture and lubrication in the anterior surface of the eye, leading to dryness, inflammation, pain, discomfort, irritation, diminished quality of life, and in severe cases, permanent vision impairment. Existing therapy for DED is generally regarded as inadequate by many physicians and patients, and often requires weeks or months to demonstrate activity.

About Melanocortin Receptor Agonists and Inflammation

The melanocortin receptor (“MCr”) system has effects on inflammation, immune system responses, metabolism, food intake, and sexual function. There are five melanocortin receptors, MC1r through MC5r. Modulation of these receptors, through use of receptor-specific agonists, which activate receptor function, or receptor-specific antagonists, which block receptor function,

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can have medically significant pharmacological effects. Many tissues and immune cells located throughout the body, including the gut, kidney and eye, express melanocortin receptors, empowering our opportunity to directly activate natural pathways to resolve disease inflammation. Drugs based on melanocortin agonists have been approved by the FDA for treating several conditions, including female sexual dysfunction, inflammatory/autoimmune diseases, and rare forms of genetic obesity.

About Palatin

Palatin is a biopharmaceutical company developing first-in-class medicines based on molecules that modulate the activity of the melanocortin receptor systems, with targeted, receptor-specific product candidates for the treatment of diseases with significant unmet medical need and commercial potential. Palatin’s strategy is to develop products and then form marketing collaborations with industry leaders to maximize their commercial potential. For additional information regarding Palatin, please visit Palatin’s website at www.Palatin.com and follow Palatin on Twitter at @PalatinTech.

Forward-looking Statements

Statements in this press release that are not historical facts, including statements about future expectations of Palatin, such as statements about PL9643 clinical results, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and as that term is defined in the Private Securities Litigation Reform Act of 1995. Palatin intends that such forward-looking statements be subject to the safe harbors created thereby. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause Palatin’s actual results to be materially different from its historical results or from any results expressed or implied by such forward-looking statements. Palatin’s actual results may differ materially from those discussed in the forward-looking statements for reasons including, but not limited to, results of clinical trials, regulatory actions by the FDA and other regulatory and the need for regulatory approvals, Palatin’s ability to fund development of its technology and establish and successfully complete clinical trials, the length of time and cost required to complete clinical trials and submit applications for regulatory approvals, products developed by competing pharmaceutical, biopharmaceutical and biotechnology companies, commercial acceptance of Palatin’s products, and other factors discussed in Palatin’s periodic filings with the Securities and Exchange Commission. Palatin is not responsible for updating events that occur after the date of this press release.

Investor Inquiries:	Media Inquiries:
Stephen T. Wills, CPA, MST	Paul Arndt, MBA, LifeSci Advisors
CFO/COO (609) 495-2200	Managing Director (646) 597-6992
Info@Palatin.com	Paul@LifeSciAdvisors.com

Palatin Technologies® is a registered trademark of Palatin Technologies, Inc.

SOURCE Palatin Technologies, Inc.

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